Earnings Release May 1, 2018
Holly Energy Partners, L.P. Reports First Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the first quarter of 2018. Net income attributable to HEP for the first quarter was $46.2 million ($0.44 per basic and diluted limited partner unit) compared to $25.6 million ($0.13 per basic and diluted limited partner unit) for the first quarter of 2017.
Distributable cash flow was $69.1 million for the quarter, up $11.8 million, or 20.6% compared to the first quarter of 2017. HEP announced its 54th consecutive distribution increase on April 19, 2018, raising the quarterly distribution from $0.650 to $0.655 per unit, which represents an increase of 5.6% over the distribution for the first quarter of 2017.
The increase in earnings is primarily due to higher pipeline throughputs and revenues as well as increased earnings related to our acquisition of the remaining interest in the SLC and Frontier pipelines in the fourth quarter 2017, which were partially offset by higher interest expense. In addition, we recognized a loss on early extinguishment of debt of $12.2 million in the first quarter of 2017.
Commenting on our 2018 first quarter results, George Damiris, Chief Executive Officer, stated, “The acquisition of the SLC and Frontier pipelines along with solid volume growth in the Southwest allowed us to maintain a distribution coverage ratio greater than 1.0x for the quarter.
"Looking forward, we expect to see a typical slight seasonal downturn in the second quarter followed by a strong rebound in the second half of 2018."
First Quarter 2018 Revenue Highlights
Revenues for the quarter were $128.9 million, an increase of $23.3 million compared to the first quarter of 2017. The increase is primarily attributable to our acquisition of the remaining interest in the SLC and Frontier pipelines and the turnaround at HollyFrontier Corporation's ("HFC" or "HollyFrontier") Navajo refinery in the first quarter of 2017. These two changes led to an increase in overall pipeline volumes of 47%.

•
Revenues from our refined product pipelines were $34.9 million, an increase of $4.6 million compared to the first quarter of 2017, and shipments averaged 217.0 mbpd compared to 192.4 mbpd for the first quarter of 2017. Revenues and volumes both increased primarily due to the turnaround at HFC's Navajo refinery in the first quarter of 2017.

•
Revenues from our intermediate pipelines were $8.5 million, an increase of $3.2 million, on shipments averaging 127.0 mbpd compared to 104.3 mbpd for the first quarter of 2017. These increases were principally due to the turnaround at HFC's Navajo refinery in the first quarter of 2017.

•
Revenues from our crude pipelines were $28.8 million, an increase of $11.9 million, on shipments averaging 486.4 mbpd compared to 268.9 mbpd for the first quarter of 2017. The increases are mainly attributable to our acquisition of the remaining interest in the SLC and Frontier pipelines in the fourth quarter of 2017 as well as increased volumes on our crude pipeline systems in New Mexico and Texas.

•	Revenues from terminal, tankage and loading rack fees were $38.2 million, an increase of $4.4 million compared to the first quarter of 2017. Refined products and crude oil terminalled in the facilities averaged 452.8 mbpd compared to 444.6 mbpd for the first quarter of 2017. These increases are primarily due to higher volumes in several of our terminals as well as an adjustment in revenue recognition.

•
Revenues from refinery processing units were $18.5 million, a decrease of $0.8 million on throughputs averaging 66.9 mbpd compared to 62.8 mbpd for the third quarter of 2017. The decrease in revenue is principally due to lower throughputs at the Woods Cross refinery due to maintenance.

Revenues for the three months ended March 31, 2018, include the recognition of $2.2 million of prior shortfalls billed to shippers in 2017. As of March 31, 2018, deferred revenue reflected in our consolidated balance sheet related to shortfalls billed was $2.5 million.

Operating Costs and Expenses Highlights
Operating costs and expenses were $64.5 million for the three months ended March 31, 2018, representing an increase of $10.6 million for the three months ended March 31, 2018. The increase is primarily due to new operating costs and expenses related to our acquisition of the remaining interest in the SLC and Frontier pipelines in the fourth quarter of 2017.
Interest expense was $17.6 million for the three months ended March 31, 2018, representing an increase of $4.0 million over the same period of 2017. The increase is primarily due to interest expense associated with the private placement of an additional $100 million in aggregate principal amount of our 6% Senior Notes due in 2024 completed in the third quarter of 2017, higher average balances outstanding under our senior secured revolving credit facility during the first quarter of 2018, and market interest rate increases under that facility.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at:
https://event.webcasts.com/starthere.jsp?ei=1188769&tp_key=88f117643e
An audio archive of this webcast will be available using the above noted link through May 15, 2018.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. Additionally, HollyFrontier owns Petro-Canada Lubricants Inc., whose Mississauga, Ontario facility produces 15,600 barrels per day of base oils and other specialized lubricant products, and owns a 57% limited partner interest and the non-economic general partner interest in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Delek US Holdings, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions;

•	the impact of recent changes in tax laws and regulations that affect master limited partnerships; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2018 and 2017.

	Three Months Ended March 31,		Change from
	2018	2017	2017
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$21,294	$17,744	$3,550
Affiliates – intermediate pipelines	8,469	5,284	3,185
Affiliates – crude pipelines	19,797	16,881	2,916
	49,560	39,909	9,651
Third parties – refined product pipelines	13,582	12,538	1,044
Third parties – crude pipelines	9,026	—	9,026
	72,169	52,447	19,722
Terminals, tanks and loading racks:
Affiliates	33,334	29,736	3,598
Third parties	4,847	4,071	776
	38,181	33,807	4,374

Affiliates - refinery processing units	18,534	19,380	(846)

Total revenues	128,884	105,634	23,250
Operating costs and expenses
Operations	36,202	32,489	3,713
Depreciation and amortization	25,142	18,777	6,365
General and administrative	3,122	2,634	488
	64,466	53,900	10,566
Operating income	64,418	51,734	12,684

Equity in earnings of equity method investments	1,279	1,840	(561)
Interest expense, including amortization	(17,581)	(13,539)	(4,042)
Interest income	515	102	413
Loss on early extinguishment of debt	—	(12,225)	12,225
Gain on sale of assets and other	86	73	13
	(15,701)	(23,749)	8,048
Income before income taxes	48,717	27,985	20,732
State income tax expense	(82)	(106)	24
Net income	48,635	27,879	20,756
Allocation of net income attributable to noncontrolling interests	(2,467)	(2,316)	(151)
Net income attributable to Holly Energy Partners	46,168	25,563	20,605
General partner interest in net income, including incentive distributions(1)	—	(17,138)	17,138
Limited partners’ interest in net income	$46,168	$8,425	$37,743
Limited partners’ earnings per unit – basic and diluted(1)	$0.44	$0.13	$0.31
Weighted average limited partners’ units outstanding	103,836	63,113	40,723
EBITDA(2)	$88,458	$57,883	$30,575
Adjusted EBITDA(2)	$88,458	$70,108	$18,350
Distributable cash flow(3)	$69,099	$57,289	$11,810

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	144,805	107,266	37,539
Affiliates – intermediate pipelines	126,993	104,340	22,653
Affiliates – crude pipelines	360,409	268,890	91,519
	632,207	480,496	151,711
Third parties – refined product pipelines	72,239	85,141	(12,902)
Third parties – crude pipelines	126,014	—	126,014
	830,460	565,637	264,823
Terminals and loading racks:
Affiliates	390,481	374,923	15,558
Third parties	62,352	69,647	(7,295)
	452,833	444,570	8,263

Affiliates – refinery processing units	66,875	62,829	4,046

Total for pipelines and terminal assets (bpd)	1,350,168	1,073,036	277,132

(1)
Prior to the equity restructuring transaction on October 31, 2017, net income attributable to Holly Energy Partners was allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. HEP net income allocated to the general partner included incentive distributions that were declared subsequent to quarter end. There were no distributions made on the general partner interest after October 31, 2017 and general partner distributions were $17.8 million for the three months ended March 31, 2017.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense and loss on early extinguishment of debt, net of interest income, (ii) state income tax and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus loss on early extinguishment of debt. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Net income attributable to Holly Energy Partners	$46,168	$25,563
Add (subtract):
Interest expense	16,824	12,769
Interest Income	(515)	(102)
Amortization of discount and deferred debt charges	757	770
State income tax expense	82	106
Depreciation and amortization	25,142	18,777
EBITDA	$88,458	$57,883
Add loss on early extinguishment of debt	—	12,225
Adjusted EBITDA	$88,458	$70,108

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Net income attributable to Holly Energy Partners	$46,168	$25,563
Add (subtract):
Depreciation and amortization	25,142	18,777
Amortization of discount and deferred debt charges	757	770
Loss on early extinguishment of debt	—	12,225
Customer billings greater / (less) than revenue recognized	(1,681)	1,178
Maintenance capital expenditures (4)	(318)	(825)
Decrease in environmental liability	(140)	(246)
Decrease in reimbursable deferred revenue	(1,177)	(925)
Other non-cash adjustments	348	772
Distributable cash flow	$69,099	$57,289

(4)
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

	March 31,	December 31,
	2018	2017
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$8,565	$7,776
Working capital	$15,470	$18,906
Total assets	$2,134,789	$2,154,114
Long-term debt	$1,390,952	$1,507,308
Partners' equity (5)	$493,404	$393,959

(5)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets would have been recorded in our financial statements as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Richard L. Voliva III, Executive Vice President and
Chief Financial Officer
Craig Biery, Director, Investor Relations
Holly Energy Partners, L.P.
214/954-6511